Exhibit 99.1

Cereplast Provides 2011 Shareholder Review and Update

2011 Marked a Year of Exponential Growth

EL SEGUNDO, Calif., Jan. 17, 2012 (GLOBE NEWSWIRE) — Cereplast, Inc. (Nasdaq: CERP—News), a leading manufacturer of proprietary biobased, compostable and sustainable plastics, today is providing a 2011 shareholder review and update. In 2011 the Company enjoyed high growth, signed several large distribution agreements, established operations in Europe and benefited from the worldwide green legislation movement toward the ban of plastic bags.

“2011 was a great year for Cereplast with exponential growth, globalization of our operations, technological advances, media recognition in the USA and abroad, and a great deal of financial success that attracted first class investment bankers to support our expansion,” said Cereplast, Inc. Chairman and CEO Frederic Scheer. “While we faced some challenges associated with the economic downturn in Europe late in the year, we have taken steps to address them and are confident in our ability to manage them.”

Cereplast has enjoyed strong financial growth. Revenue increased from $2.7MM in 2009 to $6.3MM in 2010, and by the end of the third quarter of 2011, Cereplast had generated more than $20MM in revenue while improving its gross profit margin. With the support of Lazard Capital, Cereplast strengthened its balance sheet, raising $17.3MM in equity and $12.5MM in debt under favorable terms, which allowed the company to grow its core customer base from two to twelve.

“Our success was driven by the worldwide green movement in which several pieces of legislation were passed to reduce the usage of traditional plastic bags in numerous countries, fueling demand for Cereplast Compostables(R) resins. As a result, bioplastics are in high demand, a trend we believe will continue as the macro environment favors green initiatives and countries seek areas to become environmentally sound while also making them more economically competitive,” said Mr. Scheer.

According to Reportlinker, it is estimated that the industry will grow over 7 fold in the global market for bioplastics reaching 1.9 million metric tons by 2017 compared to only 264,000 in 2007. Cereplast is at the heart of this movement and will continue to see its growth be driven by both sales efforts and the overall trends of the industry. The steady increase in the price of oil will continue to make the cost of bioplastics more competitive, and will reduce the market share for certain polyolefins such as the shrinking market for polyethylene in Europe.

“Our advanced, proprietary technology has allowed us to reach several key distribution agreements and position ourselves for continued growth in 2012,” stated Scheer.

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ColorTec: Cereplast entered into a distribution agreement with Italy-based ColorTec to supply bioplastic resin to the Southern Italian and Slovenian markets. In November 2011, Cereplast extended its agreement with ColorTec, which projects to purchase $20 million of Cereplast materials in 2012.

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Other distribution agreements include BioWorks in Poland, Euroink in Romania, DMT Plasticolor in Croatia, Gama Plastik in Turkey, and Mastercolor AB in Scandinavia, and we are continuing to look beyond the Europe and the Euro zone.

“A necessary next step for us in our growth strategy was to strategically position ourselves with a headquarters in Europe followed by a manufacturing facility. We opened our European headquarters in Germany in order to provide our European clients with added service and better coordinate logistics between the U.S. and Europe. Shortly thereafter we established our bioplastic manufacturing plant in Italy with a planned total estimated capacity of 100,000 tons or approximately 220 million pounds as compared to a capacity of 36,000 tons in our U.S. facility, which is also expandable,” said Scheer.

Globalization: Cereplast opened a new headquarters and established a manufacturing facility abroad:

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European Headquarters in Germany: Located 10 miles east of Dortmund, the seventh largest city in Germany, this facility was established to support rapid expansion in European operations with a focus on providing clients with a complete suite of services and to better handle logistics between the U.S. and Europe.

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Bioplastics manufacturing plant in Italy: The total capacity of the plant will be approximately 100,000 tons, or about 220 million pounds. The first phase will allow for a 50,000 ton capacity with manufacturing expected to begin by the fourth quarter of 2012, with the second phase expected to be completed based on market demand.

Mr. Scheer added, “Cereplast designs and manufactures proprietary biobased, sustainable plastics which replace traditional plastics in numerous applications including consumer goods, automotive accessories, furniture and disposables such as bags and cups. These products are biodegradable, compostable or recyclable presenting an important and much needed alternative to the world’s current petroleum-based plastics. Bioplastics are now in high demand and this historical movement cannot be stopped. An array of new regulation continues to drive growth in the worldwide movement to ban the use of traditional plastic bags.”

•	Italy: Effective January 1, 2011, Italy has banned the distribution of non-biodegradable plastic bags at shops and retail outlets.

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Bulgaria: On October 1, 2011, Bulgaria implemented a tax on the use of plastic bags. The tax will be increased each year from BGN 0.35 (USD $0.23) per bag currently to BGN 0.55 (USD $0.37) per bag in 2014.

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China: In February 2008, China’s State Council enacted a nationwide ban on plastic bags. The ban prohibits shops, supermarkets and sales outlets from handing out free plastic bags and bans the production, sales and use of ultra-thin plastic bags.

New legislation has Cereplast optimistic and excited for 2012. Cereplast believes 2012 will be another successful year as the Company continued to implement its strategy of growth in Europe, the USA and beyond.

Technological advances: Cereplast introduced several new bioplastic resin grades in 2011. Recently we announced the Din-Certco certification of three new resins for applications in blown film bags to better answer the demand of the European market for trash and shopping bags. Cereplast technology is validated by the growth in revenues and the strong portfolio of patents, which is making the Company a leader in the industry. In 2011 the US Patent Office granted the Company an additional patent on nano-materials in bioplastics.

A Year of media recognition: As a leader in the bioplastics industry, Cereplast was featured more than 1500 times in the written press and was featured on national television including CNN, Good Morning America, Bloomberg’s energyNOW!, and CNBC.

“We are thrilled with all of the milestones and achievements we experienced in 2011. Today, Cereplast is positioned for continued growth within the bioplastic industry, which has benefited from positive governmental regulations. We believe that our technology and relationships have put us significantly ahead of competition and the barriers to entry are extremely high within our industry. We look forward to capitalizing on these global trends in 2012. We understand the challenges created by high growth and macro economic conditions in the Euro zone, and are working through them. We are very confident that Cereplast will enjoy a very successful 2012 despite these challenges and will continue to enjoy growth,” Scheer concluded.

About Cereplast, Inc.

Cereplast, Inc. (Nasdaq: CERP—News) designs and manufactures proprietary biobased, sustainable plastics which are used as substitutes for traditional plastics in all major converting processes—such as injection molding, thermoforming, blow molding and extrusions—at a pricing structure that is competitive with traditional plastics. On the cutting edge of bioplastic material development, Cereplast now offers resins to meet a variety of customer demands. Cereplast Compostables(R) resins are ideally suited for single-use applications where high biobased content and compostability are advantageous, especially in the foodservice industry. Cereplast Sustainables(R) resins combine high biobased content with the durability and endurance of traditional plastic, making them ideal for applications in industries such as automotive, consumer electronics and packaging. Learn more at www.cereplast.com. You may also visit the Cereplast social networking pages at Facebook.com/Cereplast, Twitter.com/Cereplast, Youtube.com/Cereplastinc and Stocktwits.com/symbol/CERP. The Cereplast, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9567

Contact:

Cereplast, Inc.

Public Relations

Nicole Cardi

(310) 615-1900 x154

ncardi@cereplast.com

Investor Relations:

Alliance Advisors, LLC

Alan Sheinwald

914-669-0222

asheinwald@allianceadvisors.net

www.AllianceAdvisors.net